Exhibit 99.1

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	David J. Prystash	8540 Gander Creek Drive
937-242-9093	937-242-9700	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE —

AFFILIATE OF NEWPAGE CORPORATION ANNOUNCES EXTENSION OF TENDER OFFER FOR

SUBORDINATED NOTES

MIAMISBURG, Ohio. – August 14, 2009. NP Investor LLC (“NPI”), an affiliate of Cerberus Capital Management, L.P., the indirect controlling shareholder of NewPage Corporation (“NewPage”), announced today that it has extended the Withdrawal Deadline, Early Participation Time and Expiration Time for its previously announced cash tender offer (the “Offer”) to purchase certain of NewPage Holding Corporation’s outstanding Floating Rate Senior Unsecured PIK Notes due 2013 (the “NewPage Holding PIK Notes”) and NewPage’s outstanding 12% Senior Subordinated Notes due 2013 (the “12% Senior Subordinated Notes” and, together with the NewPage Holding PIK Notes, the “Subordinated Notes”). The Offer is described in detail in the Offer to Purchase dated July 15, 2009, as amended by the previously distributed press release dated August 10, 2009, and the related Letter of Transmittal (together, the “Offer Documents”).

The Offer has been extended as follows:

•

NPI extended the Withdrawal Deadline, previously scheduled for 5:00 p.m., New York City time, on Tuesday, July 28, 2009, to 12:00 Midnight, New York City time, on Friday, August 21, 2009, unless further extended;

•

NPI extended the Early Participation Time, previously scheduled for 12:00 Midnight, New York City time, on Friday, August 14 to 12:00 Midnight, New York City time, on Friday, August 21, 2009, unless further extended. All holders tendering their Subordinated Notes on or prior to the new Early Participation Time and whose Subordinated Notes are accepted for purchase will be eligible to receive the Early Participation Premium; and

•

NPI extended the Expiration Time, previously scheduled for 12:00 Midnight, New York City time, on Friday, August 14, 2009, to 12:00 Midnight, New York City time, on Friday, August 21, 2009, unless further extended.

The complete terms and conditions of the Offer, except as modified by this press release, are set forth in the Offer Documents. Except as modified by this press release, all terms and conditions of the Offer will remain in full force and effect. Holders are urged to read the Offer Documents, including this press release, carefully before making any decision with respect to the Offer.

As of 3:00 p.m., New York City time, on Friday, August 14, 2009, holders had validly tendered and not withdrawn approximately $176.2 million of NewPage Holding PIK Notes and $93.5 million of 12% Senior Subordinated Notes.

NewPage and NPI have retained Citi to serve as the lead dealer manager for the Offer and Banc of America Securities LLC, Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as additional dealer managers. Barclays Capital Inc. is acting as co-manager for the Offer. Questions regarding the Offer may be directed to Citigroup Global Markets Inc. at (212) 723-6106 (collect) or (800)

558-3745 (toll-free). Requests for documents in connection with the Offer may be directed to Global Bondholder Services Corporation, the information agent for the Offer at (212) 430-3774 or (866) 470-3700 (toll-free).

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale is being made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage is the largest coated paper manufacturer in North America, based on production capacity, with $4.4 billion in net sales for the year ended December 31, 2008. The company’s product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Wisconsin and Nova Scotia, Canada. These mills have a total annual production capacity of approximately 4.4 million tons of paper, including approximately 3.2 million tons of coated paper, approximately 1.0 million tons of uncoated paper and approximately 200,000 tons of specialty paper.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; our ability to realize the anticipated benefits of the acquisition of Stora Enso North America, including anticipated synergies; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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